Exhibit 2.3

February __, 2019

GTY Technology Holdings Inc.

1180 North Town Center Drive,

Suite 100

Las Vegas, Nevada 89144

Attn: Harry You

Re:	Payment of Amounts under the Merger Agreement

Reference is made to that certain Amended and Restated Agreement and Plan of Merger, dated as of December 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Open Counter Enterprises Inc., a Delaware corporation (the “OC”), GTY Technology Holdings Inc., a Cayman Islands exempted company (“GTY”), GTY OC Merger Sub, Inc., a Delaware corporation, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the OC Holders’ Representative. Capitalized terms used in this letter that are not otherwise defined have the meanings ascribed to them in the Merger Agreement.

The undersigned OC Holder, GTY and GTY Govtech, Inc., a Massachusetts corporation (“Holdings”), acknowledge that, subject to the terms of the Merger Agreement, at the Closing the undersigned OC Holder would have been entitled to receive a portion of the OC Holder Cash Consideration (such amount, calculated pursuant to the terms of the Merger Agreement, the “Closing Cash Payment”). The undersigned OC Holder hereby acknowledges that all representations and warranties contained in the Letter of Transmittal executed by the undersigned OC Holder shall be incorporated herein by reference.

The undersigned OC Holder hereby irrevocably agrees that in lieu of undersigned’s right to receive the full amount of the Closing Cash Payment, the undersigned OC Holder shall instead receive (and GTY agrees to pay and Holdings agrees to issue), (i) an amount of cash equal to the Closing Cash Payment minus $500,000 and (ii) either:

(select the desired share treatment)

[ __ ] Fifty Thousand (50,000) common shares of Holdings which shall be subject to the terms of the Lockup Agreement executed by the undersigned;

or

[ __ ] Fifty Thousand (50,000) common shares of Holdings which may be redeemed by Holdings in its sole discretion for a period of seven (7) days following the Closing for a promissory note, the form of which is attached hereto as Exhibit A.

[Signature Page Follows]

IN WITNESS WHEREOF, this letter has been duly executed as of date first set forth above.

By:
Name:

GTY TECHNOLOGY HOLDINGS INC.

By:
Name:	Harry L. You
Title:	President & CFO

GTY GOVTECH, INC.

By:
Name:	Harry L. You
Title:	President & CFO

[Signature Page to GTY Consideration Waiver]

Exhibit A

Form of Promissory Note